DATED 24 June 2004

(1) CANACCORD CAPITAL (EUROPE) LIMITED

(2) KIRKLAND LAKE GOLD INC.

(3) THE DIRECTORS

________________________________________

NOMINATED ADVISER AND BROKER AGREEMENT
________________________________________

McCarthy Tétrault
1 Plough Place
London EC4A 1DE
United Kingdom

Tel: +44 (0)20 7822 1500
Fax: +44 (0)20 7822 1555
www.mccarthy.ca

1

i

THIS AGREEMENT is dated 24 June 2004 and made

BETWEEN:

(1)	CANACCORD CAPITAL (EUROPE) LIMITED (No. 2814897) whose registered office is at Brook House, 27 Upper Brook Street, London W1K 7QF, United Kingdom (“Canaccord”);

(2)

KIRKLAND LAKE GOLD INC. (No. 235849-2), a corporation incorporated under the Canada Business Corporations Act whose principal office is located at Macassa Mine, Highway #66, Kirkland Lake, Ontario, Canada (the “Company”); and

(3)	THE DIRECTORS OF THE COMPANY whose names and addresses are set out in Schedule 1 (the “Directors”)

BACKGROUND

(A)	The Company is applying for admission on AIM, a market operated by London Stock Exchange plc (the “London Stock Exchange”), of its entire issued and outstanding and to be issued share capital.

(B)	Canaccord has agreed, on the terms set out in this Agreement to act as nominated adviser and broker to the Company.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	For the purposes of this Agreement, a reference to a statutory provision includes a reference to:

	(a)	a statutory amendment, consolidation or re-enactment;

	(b)	statutory instruments or subordinate legislation or orders made under the statutory provision; and

	(c)	statutory provisions of which the statutory provision is an amendment, consolidation or re-enactment but does not include a substituted provision.

1.2	In this Agreement reference to:

	(a)	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

	(b)	an individual includes, where appropriate, his personal representatives;

(c)	the singular includes a reference to the plural and vice versa; and

(d)	one gender includes all genders.

1.3

Unless otherwise stated, a reference to a Clause or Schedule is a reference to a clause of, or schedule to, this Agreement and a reference to this Agreement includes its Schedules, such Schedules forming part of this Agreement.

1.4	Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect its construction.

2.	CONDITION

2.1

The obligations of Canaccord under this Agreement are conditional upon the admission of the entire issued and outstanding and to be issued share capital of the Company to trading on AIM, becoming effective (“Admission”) pursuant to Rule 6 of the AIM Rules for Companies published from time to time by the London Stock Exchange (the “AIM Rules”).

3.	TERM

3.1	The Company hereby agrees to retain Canaccord, and Canaccord agrees to act, as its nominated adviser and broker for a period of one year commencing on the date of Admission (the “Commencement Date”).

3.2

Provided that this Agreement has not been terminated prior to the first anniversary of the Commencement Date in accordance with the terms hereof, the engagement of Canaccord as the Company’s nominated adviser and broker on the terms set out in this Agreement shall continue thereafter unless and until terminated by the Company or Canaccord giving to the other not less than three months prior written notice. In the case of a termination, the Company shall give written notice of termination to the other parties to the Agreement.

3.3	Notwithstanding the foregoing:

(a) Canaccord shall be entitled to resign as nominated adviser and broker at any time (whereupon this Agreement shall terminate automatically with immediate effect) upon written notice to the Company if:

(i)

the Company or any Director (or any other director of the Company for the time being) is in material breach of its or his obligations under this Agreement or under the AIM Rules or shall fail to comply with any other agreement, covenant or undertaking given to Canaccord, the London Stock Exchange or any other securities regulatory authority in any jurisdiction; or

(ii) any representation or warranty made to Canaccord by or on behalf of the Company or any of the Directors (or any other director(s) of the Company for the time being) in or in connection with this Agreement is untrue, inaccurate or misleading in any material respect and that representation or warranty is material in relation to the business of the Company as a whole;

(b)

the Company shall be entitled to terminate Canaccord as its nominated adviser and broker at any time (whereupon this Agreement shall terminate automatically with immediate effect) upon written notice to Canaccord if:

(i)

Canaccord is in material breach of its obligations under this Agreement or under the AIM Rules or shall fail to comply with any other agreement, covenant or undertaking given to the Company or, in regard to the Company or this Agreement, to the London Stock Exchange or any other securities regulatory authority in any jurisdiction; or

(ii) any representation or warranty made to the Company by or on behalf of Canaccord in or in connection with this Agreement is untrue, inaccurate or misleading in any material respect;

(c)	this Agreement shall terminate automatically with immediate effect if:

(i)

the Company becomes insolvent, bankrupt or has any dissolution, winding-up, liquidation or receivership order is made in respect of it or if the Company files a petition or proposal to take advantage of any act of insolvency, or if the Company makes or seeks to make any arrangement with its creditors or if an arrangement is made pursuant to the Bankruptcy and Insolvency Act (Canada), the Winding Up and Restructuring Act (Canada) or the Companies Creditors Arrangement Act (Canada);

(ii)

if Canaccord becomes insolvent, bankrupt or has any winding up, liquidation, receivership or administration order made in respect of it or if notice of intention to appoint an administrator is given by Canaccord, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986), or if Canaccord makes or seeks to make any arrangement with its creditors or passes a resolution for its winding up or a petition is presented for its winding-up or liquidation;

(d)	this Agreement shall terminate automatically with immediate effect if the Company’s shares cease to be admitted to trading on AIM;

(e)

Canaccord shall be entitled to resign at its sole discretion at any time on not less than 30 days’ prior written notice to the Company should it consider its name or reputation to be likely to be prejudiced by continuing as the Company’s nominated adviser and/or broker.

3.4

Termination of this Agreement for any reason whatsoever pursuant to this Clause 3 shall be without prejudice to and shall not be by way of limitation of any claims otherwise available to any party arising out of the antecedent breach of any other party. Any of the provisions of this Agreement that are expressed to take effect in whole or in part on or after termination or are capable of having effect after termination shall remain in full force and effect despite termination, including but not limited to Clause 4 hereof, paragraphs 4 and 5 of Schedule 2 and the indemnity contained in Schedule 3 shall continue in full force and effect notwithstanding any such termination.

4.	FEES AND EXPENSES

4.1	The Company shall pay to Canaccord the following admission fees (the “Admission Fees”) (plus, if applicable, value added tax (“VAT”)):

(a)	A corporate finance fee of £125,000 payable as follows:

	(i)	£25,000 the receipt of which is hereby acknowledged by Canaccord; and

(ii)

if the Company completes a debt or equity financing within 12 months of Admission, including for the avoidance of doubt the offering of the Company’s common shares on terms substantially similar to those set out in Schedule 4 (a “Financing”), the remaining £100,000 to be paid from the proceeds of the Financing £75,000 of which may be set-off against a corresponding amount of any commissions owing to Canaccord pursuant to such Financing; or

	(iii)	if the Company does not complete a Financing within 12 months of Admission, the remaining £100,000 will be due 12 months from the date of Admission.

4.2

The Company shall pay to Canaccord for its services under this Agreement in respect of the period ending on the first anniversary of the Commencement Date, a fee (the “Nomad Fee”) at the annual rate of £50,000, which amount shall be payable in two instalments at six monthly intervals, the first such instalment to be paid on the Commencement Date and the second instalment to be paid six months thereafter. In the event of termination of this Agreement, Canaccord shall not be liable to repay any part of its Nomad Fee which has been paid in advance.

4.3

In addition to the Nomad Fee, Canaccord shall be entitled to reimbursement of all costs, charges and expenses, reasonably incurred by it in connection with the performance of its services under this Agreement and (prior to its termination) the engagement letter dated 4 May 2004 between the Company and Canaccord in respect of Canaccord’s appointment as nominated advisor and broker in connection with the Admission (the “Engagement Letter”).

4.4

The Company and Canaccord shall prior to the expiration of the first anniversary of the Commencement Date, seek to agree in good faith the amount of the Nomad Fee for the next following 12 months thereafter, which shall not be less than £50,000 in any event.

4.5

The Admission Fees and all costs, charges and expenses referred to in Clauses 4.1, 4.2 and 4.3 shall be payable, in each case, in pounds sterling together with VAT, if applicable, in accordance with the terms and conditions set out in Schedule 2.

5.	DUTIES OF THE NOMINATED ADVISER AND BROKER

5.1

For the period during which Canaccord acts as the Company’s nominated adviser and broker, it shall, without prejudice to its rights under paragraphs 3 and 6 of Schedule 2, but subject to paragraph 6.14, release, without delay, to the Company’s Regulatory Information Service, all information received from the Company required to be so released under the AIM Rules provided that such release is, in form and substance, acceptable to Canaccord. Canaccord will also, subject to receipt of the relevant documents from the Company and for so long as it remains the nominated adviser and broker of the Company, maintain a file relating to the Company, available at all times to the London Stock Exchange, containing the documents required to be available therein by the London Stock Exchange.

5.2

Canaccord will, as the Company’s nominated adviser, provide general advice to the Company and the Directors in relation to matters concerning the AIM Rules, requirements of the London Stock Exchange and the Panel on Takeovers and Mergers and to other matters relevant to a company traded on AIM. Canaccord will otherwise carry out the responsibilities of nominated adviser as set out in the AIM Rules. Any further advice required and requested by the Company from Canaccord in relation to any specific transactions or matters over and above the foregoing shall be the subject of further specific fees to be agreed in advance between the Company and Canaccord in relation to each such specific transaction or matter.

5.3	Canaccord will, as the Company’s broker, carry out the responsibilities of its broker as set out in the AIM Rules.

5.4	Canaccord will keep confidential all information provided to it pursuant to clause 6 in accordance with the provisions set out in paragraph 5 of Schedule 2.

6.	DUTIES AND WARRANTIES OF THE COMPANY AND OF THE DIRECTORS

6.1

The Directors confirm that they have received copies of the AIM Rules setting out, inter alia, the continuing obligations of companies whose securities are traded on AIM and that they, collectively and individually, accept full responsibility for the Company’s compliance with the AIM Rules. The Directors also confirm that they will procure that such continuing obligations (from time to time in force) will be observed by the Company and will use their best efforts to procure such observance by the Directors. The Company will and each Director will use its best efforts to procure that any future director of the Company undertakes with Canaccord to be bound by the terms of this Agreement as though he were a Director at the date of its execution and party hereto.

Each of the Company and the Directors hereby undertakes to forthwith comply subject to applicable corporate and securities laws and prudent business judgment with all proper and reasonable directions given by Canaccord as a nominated adviser and broker in relation to compliance with the AIM Rules. For the avoidance of doubt, the obligations of each Director under this Clause 6.1 shall cease to have effect upon such Director ceasing to be a Director of the Company.

6.2

The Directors confirm that Canaccord has advised them as to the nature of their responsibilities and obligations as directors of a company whose shares are to be admitted to AIM and to ensure compliance by the Company with the AIM Rules in accordance with Rule 37 and Schedule 6 of the AIM Rules. In particular, each of the Directors agrees to disclose to the Company all information which it needs in order to comply with the requirements of Rule 15 and Schedule 5 of the AIM Rules (notification of changes in the interests of directors and significant shareholders in the securities of the Company) and each Director agrees not to deal in any securities of the Company admitted to trading on AIM (the “AIM Securities”) during a “close period” (as defined in the AIM Rules) or at any other time if to do so might constitute an offence under the Criminal Justice Act 1993 or constitute market abuse under the Financial Services and Markets Act 2000.

6.3

Each Director undertakes to Canaccord that should he wish to dispose of any interest in an AIM Security through AIM during the period of time ending on the first anniversary of Admission, such Director shall:

(a)

not dispose of such interest in AIM Securities through AIM without giving Canaccord not less than 1 Business Day’s notice (as defined in clause 14.2) in order to maintain an orderly market in its AIM Securities; and

(b)

offer Canaccord the opportunity to place such AIM Securities on terms no less favourable than those terms offered by any broker appointed by such Director for the purpose of such disposal. If Canaccord does not place such AIM Securities within 3 Business Days then such Director shall be permitted to dispose of his interest in the AIM Securities in any manner permissible by applicable law.

6.4

The Company undertakes with Canaccord that it will and each of the Directors (so long as he remains a director of the Company) undertakes to procure (insofar as he is able so to do) that the Company will at all times during the continuance of this Agreement:

(a)

provide Canaccord with such financial information, including (without limitation) quarterly unaudited financial statements, as it may require, to enable Canaccord to monitor the financial performance of the Company and without prejudice to Clause 6.4 (d) below, give reasonable advance notice to Canaccord of any proposed announcement of profits or losses and dividends in respect of the shares of the Company;

(b)

provide Canaccord with copies of the audited consolidated annual financial statements of the Company, approved by the Directors and the auditors for the time being of the Company (the “Accounts”), at the same time as they are published in accordance with Canadian securities laws and in any event not later than 180 days from the end of the financial period to which they relate, together with a draft preliminary announcement of such results (the “Results Announcement”) and provide Canaccord with copies of the interim results (the

“Interims”) within 90 days of the end of the relevant period or such shorter period as may be required under Canadian securities laws;

(c)	forthwith upon request, provide Canaccord with complete and accurate copies of all papers and other information laid before any board meeting and of the minutes of any board meeting;

(d)

not (nor shall any of its subsidiaries from time to time, nor shall any person (other than Canaccord) on its behalf, except as may be required by the London Stock Exchange or any other regulatory authority or under any applicable laws or by any provision of this Agreement) make any public announcement, public statement or public communication (other than any trade announcement in the ordinary course of business regarding the Company or any subsidiary or associate of the Company and other than in relation to the Accounts, Results Announcements and Interims) in relation to its business or the market for or value of its securities, whether in response to enquiries or otherwise, without first consulting with Canaccord about the form and contents of such public announcement, public statement or public communication. Any announcement, statement or communication which the Company is required to make by the London Stock Exchange or any other regulatory authority or under any applicable laws or by any provision of this Agreement as aforesaid shall be released as expeditiously as required and provided the Company has first used its best efforts in the circumstances (i) to consult Canaccord regarding the contents thereof, (ii) to provide Canaccord with a draft thereof, if any; and (ii) to provide Canaccord with an opportunity to comment on any such draft;

(e)

not enter into any commitment or agreement or arrangement or knowingly do or permit to be done on its behalf any other act or thing which, in any such case, gives rise to an obligation of the Company to the London Stock Exchange or to any other authority by virtue of any law, rule or regulation to which the Company is subject, to make any announcement regarding the same or which (without prejudice to the generality of the foregoing) gives rise to any obligation (whether contingent or otherwise) to allot or issue any share or loan capital of the Company or to grant any options to acquire shares of the Company or securities exchangeable or convertible into shares of the Company or cancellation of shares or options, without prior consultation with Canaccord;

(f)

notify Canaccord in advance of, and discuss with Canaccord, any matter which it may be necessary to make known to the investing public in order to enable the investing public to appraise the position of the Company and to avoid the establishment of a false or disorderly market in its securities;

(g)	forward to Canaccord for comment proofs of all documents to be sent to holders of any of the Company’s securities;

(h)	comply with the AIM Rules and inform Canaccord forthwith upon becoming aware of any breach of the AIM Rules by the Company and/or any Director or a

future director of the Company and to request the advice and guidance of Canaccord in relation to all matters relevant to the Company’s compliance with the AIM Rules;

(i)

ensure that at all times one of the Directors or the Company Secretary shall be authorised by the Company and responsible (on behalf of the Company) for communicating with Canaccord with regard to all matters which are the subject of this Agreement; and

(j)

forward to Canaccord, upon filing with the U.S. Securities and Exchange Commission, Canadian securities authorities or the Toronto Stock Exchange, any document required to be filed or delivered pursuant to Canadian or U.S. securities laws, including, without limitation:

	(i)	Press releases and material change reports;

	(ii)	Directors circulars and proxy solicitation forms;

	(iii)	Notices of shareholders meetings;

	(iv)	Annual information forms;

	(v)	Annual Reports;

	(vi)	Prospectuses, including short form or shelf prospectuses;

	(vii)	Annual and interim Financial Statements including management’s discussion and analysis accompanying such statements;

6.5

Each of the Directors warrants and undertakes to Canaccord that the particulars concerning him provided to Canaccord in the director’s questionnaire provided by Canaccord (together with the Toronto Stock Exchange Personal Information Form attached thereto) are true and accurate in all material respects and that there is nothing concerning him which is not contained therein and which is or might reasonably be expected to be material to be known to Canaccord in acting as nominated adviser and/or broker to the Company and that he has provided Canaccord with all information (in relation to himself) required to be disclosed by paragraph (f) of Schedule 2 of the AIM Rules.

6.6

Subject to clause 6.7 below, the Company and each of the Directors (in relation to information and documents supplied by him and not by any other Director) severally (and not jointly) represent and warrant to Canaccord that all information and documents relating to the Company disclosed or supplied by that Director or the Company or any agent of any of them to Canaccord or its agents during the term of or in the course of the negotiations leading up to this Agreement, including without limitation the admission document prepared in accordance with the AIM Rules with respect to the Admission (the “Admission Document”), are true and accurate, and there is no fact not disclosed which would render any such information or documents untrue, inaccurate or misleading.

6.7

The Company represents and warrants and each of the Directors (in relation to himself and not any other Director) severally (and not jointly) represent and warrant to Canaccord that all information disclosed or supplied by a Director, in relation to himself, to Canaccord or Canaccord’s agents during the term of or in the course of the negotiations leading up to this Agreement, including without limitation the Admission Document is true and accurate, and that there is no fact not disclosed which would render any such information or documents untrue, inaccurate or misleading.

6.8

The Company and each of the Directors (in relation to himself) shall provide Canaccord with all such information and documents as Canaccord may require to enable it to comply with its obligations to the London Stock Exchange under Rule 37 of the AIM Rules.

6.9

The Company and each of the Directors (in relation to himself) warrant that this Agreement has been duly authorised, executed and delivered by the Company and the Directors and is a legally binding obligation of them enforceable against them in accordance with its terms, subject to bankruptcy and insolvency laws and other laws generally affecting the enforceability of creditors’ rights, the availability of the equitable remedies of injunction and specific performance and the enforceability of rights to indemnity;

6.10

The Company and each of the Directors (in relation to himself) warrant that the execution and delivery of this Agreement, the fulfilment of its terms by the Company and the Directors do not and will not result in a breach of applicable laws of any jurisdiction of the articles, by-laws or resolutions of the Company or any agreement or instrument to which the Company is a party or by which it is contractually bound;

6.11

The Company and the Directors warrant that there are no actions, suits, proceedings or inquiries threatened in writing or, to the best of their knowledge, pending (and not commenced) in writing against or affecting the Company at law or in equity or before or by any federal, provincial or state, municipal or other governmental department, commission, board, bureau, agency or instrumentality , domestic or foreign;

6.12

The Company and the Directors warrant that the Company is a “reporting issuer” not in default in the provinces of British Columbia, Alberta or Ontario or has equivalent status within the meaning of the Securities Act (British Columbia), Securities Act (Alberta) and the Securities Act (Ontario);

6.13	The Company and the Directors warrant that the Company has complied, in all material respects, with the requirements of applicable Canadian and U.S. securities laws.

6.14

Canaccord acknowledges that the Company is subject to timely disclosure obligations imposed by the Toronto Stock Exchange and Canadian and U.S. securities regulatory authorities and that the Company shall be required to comply with the obligations in Clauses 5 and 6 to provide information and documentation to Canaccord on a timely basis only to the extent that doing so would not cause the Company to breach applicable laws and regulations of the Toronto Stock Exchange or any other applicable securities regulatory authority. Nothing in the foregoing shall be taken to mean that the Company is not bound to comply in full with the AIM Rules in a timely manner.

7.	ADDITIONAL RIGHTS OF CANACCORD

7.1

For the period during which Canaccord acts as the Company’s nominated adviser and broker, the Company agrees that Canaccord shall be notified of all meetings of the board of directors of the Company at which any transactions described in Clause 6.4(e) will be considered and provided with minutes of all such meetings by the Company as soon as practicable thereafter.

7.2

The Company acknowledges that, during the term of this Agreement, in relation to any takeover or other corporate activity proposed by the Company or any of its subsidiaries from time to time that Canaccord will be required to advise the Company in its capacity as nominated adviser and broker. The Company also agrees during the term of this Agreement to consider appointing (but shall not be bound to appoint) Canaccord for other advisory roles in relation to any such takeover or other corporate activity.

7.3

The Company agrees, that for the period commencing on 1 July 2004 and ending on the first anniversary of Admission, in the absence of any conflict of interest which would disqualify Canaccord from so acting to offer Canaccord the opportunity to act as the Company’s placing agent and/or underwriter on any fundraising on terms to be negotiated between Canaccord and the Company, whether institutional or from a strategic corporate partner and not to appoint any other adviser in relation to any proposed fundraising unless the offer shall have been first declined by Canaccord. For the avoidance of doubt if Canaccord declines the terms of such offer the Company shall not appoint any other adviser on terms more favourable than those terms offered to Canaccord without first re-offering such new terms to Canaccord. If Canaccord accepts an offer from the Company, it reserves the right to introduce another placing agent and/or underwriter to assist in any such transaction.

8.	INDEMNITY

The provisions of Schedule 3 shall apply.

9.	ENTIRE AGREEMENT

9.1	This Agreement and the Schedules set out the entire agreement of the parties hereto in relation to the appointment of Canaccord as the Company’s nominated adviser and broker.

9.2

All other previous letters or agreements between any of the parties hereto relating to the appointment of Canaccord as nominated adviser and broker to the Company shall have no further effect (save for the Engagement Letter, which shall terminate and have no further effect concurrent with Admission).

10.	ASSIGNMENT

The Agreement, and the rights and obligations arising under it, shall not be assignable nor transferable without the prior written agreement of each of the other parties hereto.

11.	TERMS AND CONDITIONS

The additional terms and conditions set out in Schedule 2 of this Agreement shall be incorporated herein and in the event of any inconsistency between the terms of this Agreement and the additional terms and conditions set out in Schedule 2 this Agreement shall prevail.

12.	VARIATION OF TERMS

No variation of any provision of this Agreement shall be effective unless made in writing and signed on behalf of Canaccord and by a director on behalf of the Company and the Directors if such variation affects their respective obligations under this Agreement.

13.	COUNTERPARTS AND DELIVERY

This Agreement may be entered into in any number of counterparts (and by facsimile) and by the parties to it on separate counterparts each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

14.	NOTICES

14.1	Any notice or other communication required or authorised to be given by any party to another in connection with this Agreement shall be in writing.

14.2

Subject to Clause 15 below, any notice or other communication to be given hereunder shall either by sent by facsimile transmission, by first class post or by registered airmail to the relevant address(es) of the relevant party referred to in this Agreement or any other address notified for this purpose and shall be conclusively deemed to have been given, if sent by facsimile transmission, at the time of printout of a transmission report showing that the correct number of pages has been sent without error (unless such notice would otherwise be deemed to be given on a day which is not a business day (which for the avoidance of doubt means a day other than a Saturday or Sunday when banks are open for business in the U.K. and Canada, (a “Business Day”)) or after 5.30 pm (London time) on any Business Day, in which case it shall instead be deemed to have been given at 9.00 am (London time) on the next following Business Day. If sent by first class post notice shall deemed to be given on the third Business Day after the date of posting and in the case of registered airmail five Business Days from the date of posting. Subject to clause 15, a notice to the Directors or to any of them shall be sent to such Director(s) at the principal office of the Company for the time being or such other address notified for this purpose pursuant to this Clause 14.2.

15.	GOVERNING LAW AND SERVICE OF PROCESS

15.1

This Agreement shall be governed by and construed in accordance with English Law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English courts in connection with any matter arising therefrom.

15.2

The Company and each of the Directors irrevocably appoint Field Fisher Waterhouse, 35 Vine Street, London EC3N 2AA as their process agent to receive on their behalf service of any process in any proceedings in England. Such service shall be deemed completed on delivery to Field Fisher Waterhouse, marked for the attention of Anthony Brockbank (whether or not such process is forwarded to and received by the Company or the appropriate Director (as the case may be). If for any reason either such process agent ceases to be able or willing to act as process agent, the Company and each of the Directors irrevocably agree to appoint a substitute process agent acceptable to Canaccord and to deliver to Canaccord a copy of the new process agent's acceptance of that appointment within 30 days of such acceptance.

15.3

The parties irrevocably consent to any process in a legal action or proceedings in connection with this Agreement being served on them in accordance with the provisions of this Agreement relating to the service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

16.	THIRD PARTY RIGHTS

Save for the provisions of Schedule 3 (which may be enforced by a “Canaccord Associate” as that term is defined in Schedule 3), no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

EXECUTED and DELIVERED as a Deed by the Company and under hand by the Directors and Canaccord on the day and year first before written.

SCHEDULE 1 - THE DIRECTORS

Name	Address
D Harry W Dobson	Lylestane Farm Lauder, Berwickshire TD2 6QY Scotland
Brian A Hinchcliffe	62 Flint Avenue Larchmont, NY USA 10538
Brian E Bayley	4143 Ranger Crescent North Vancouver, BC Canada V7R 3K8
S Paul Kostuik	601 – 2288 Bellevue Avenue West Vancouver, BC Canada V7V 1C6
George A Milton	Feorus Kenmare West Ireland
A Murray Sinclair	1937 Knox Road Vancouver, BC Canada V6T 1S5

SCHEDULE 2 - ADDITIONAL TERMS AND CONDITIONS

1.	Application

These are the additional terms and conditions on and subject to which Canaccord will provide to the Directors’ and the Company the services described in the nominated adviser and broker agreement of which these additional terms and conditions form part (the “Agreement”). Where there is any conflict between the express terms of the main body of the Agreement and these terms and conditions, the main body of the Agreement will prevail. References to the “Engagement” in this Schedule 2 and in Schedule 3 are references to the engagement of Canaccord as the Company’s nominated adviser and broker on the terms and conditions set out in the Agreement and (prior to its termination) the Engagement Letter.

2.	Canaccord’s Advice

The Company agrees that any advice rendered by Canaccord is provided solely for the purposes of the Engagement and for the Company’s and the Directors’ benefit and may not be used or relied on for any other purpose without Canaccord’s prior written consent. No reference to Canaccord or to Canaccord’s advice is to be made in any publication made by the Company or by any subsidiary or associated company of the Company (together the “Group”) or on behalf of any such company, without Canaccord’s prior consent unless required by any legal or regulatory obligation. Unless it is agreed otherwise Canaccord will not be responsible for giving or obtaining specialist advice or services in areas which are outside Canaccord’s expertise such as legal (other than compliance with the AIM Rules), accounting, taxation or actuarial matters. Where specialist advice is obtained by the Company in areas which are outside Canaccord’s expertise, Canaccord will be entitled to rely on such advice without having any responsibility to verify its accuracy.

3.	Provision of Information

The Company agrees that it will provide all information concerning the business and affairs of the Group which it reasonably believes is relevant to Canaccord for the provision of the services pursuant to the Agreement and to provide all such other information as Canaccord may reasonably request. The Company undertakes that all information so provided will be true, accurate and complete in all material respects, will not be misleading, and will not contain any material omissions. The Company agrees with Canaccord that Canaccord will not be responsible for the verification of any such information and shall accept no responsibility for its accuracy. The Company undertakes that every statement of opinion or intention therein of the Company will be honestly held and fairly based and that if anything occurs within a reasonable time thereafter to render any such statement untrue, unfair or misleading, it will promptly notify Canaccord and take all such steps as Canaccord may reasonably require to correct such statement.

The Company will ensure that any financial promotion which Canaccord is asked to approve on behalf of the Company for the purposes of complying with the Financial

Services and Markets Act 2000 and any other document or announcement issued to the London Stock Exchange, shareholders or otherwise:

3.1

is true, accurate and complete in all material respects and is not misleading and all expressions of opinion, intention or expectation it contains are made on reasonable grounds, and that there are no facts known to the Company the omission of which would make any such advertisement, document or announcement misleading; and

3.2	contains all information required by and otherwise complies with all applicable laws and regulations.

The Company accepts that Canaccord is entitled to require the Company to make such modifications or amendments thereto as Canaccord considers necessary or desirable or to withhold its approval to, or refuse to issue, any such document or announcement in its absolute discretion.

If requested by Canaccord to do so, the Company shall provide such evidence as Canaccord may reasonably require confirming that any document or announcement which it is asked to approve or issue is true and complete in all material respects and not misleading and complies with all applicable law. The Company will be responsible for the accuracy and completeness of such document or announcement and shall be responsible for verifying the information contained in it.

The Company agrees to inform Canaccord of any significant steps which the Company or any of its agents or advisers propose to take in respect of the Company’s business or the Engagement and will ensure that Canaccord is appropriately informed of all material developments in relation thereto which arise during the term of the Agreement.

4.	Fee and Expenses

In consideration of Canaccord accepting the Engagement the Company agrees to pay the Admission Fees, the Nomad Fee, costs, charges and expenses referred to in Clause 4 of the main body of the Agreement and this Schedule within fourteen days of the date of receipt of the invoice in respect thereof, including (without limitation) all reasonable out- of-pocket expenses properly incurred by Canaccord (including but not limited to travel and hotel expenses), all stamp duty and stamp duty reserve tax and any related fines, costs, penalties or interest otherwise payable by Canaccord (except on securities transactions for its own account or where such arise due to the negligence or default of Canaccord), all fees and expenses payable to the London Stock Exchange or any other exchange or regulatory body, the reasonable fees and out-of-pocket expenses of all legal, accountancy, and other professional advisers including the reasonable fees and out-of- pocket expenses of Canaccord’s legal advisers and of receiving bankers and registrars, and printing, posting and advertising expenses properly incurred by Canaccord. Interest will accrue on any overdue amount at the rate of four per cent. over the base rate for the time being of Barclays Bank plc.

The Company will promptly upon request by Canaccord reimburse to Canaccord the amount of any such reasonable out-of-pocket costs, charges and expenses which Canaccord may have paid on behalf of the Company in connection with, or during the course of, the Engagement and Canaccord is hereby authorised to deduct from any amounts received or held by it on the Company’s behalf the amount(s) of any such reasonable, out-of-pocket costs, charges and expenses.

Where any such amount is reimbursed to Canaccord, the Company will in addition pay to Canaccord in respect of VAT:

4.1

if any reimbursement constitutes part of the consideration for any supply of services to the Company, such amount as equals any input tax payable by Canaccord in respect of the same costs or expenses for which Canaccord is unable to take any credit or make any recovery, together with the amount of any VAT for which Canaccord is properly liable in respect of that supply, and

4.2	if any costs or expenses constitute disbursements incurred by Canaccord as agent on behalf of the Company, any VAT thereon.

5.	Confidentiality

Each of Canaccord and the Company undertakes to keep confidential any information concerning the business, affairs, directors or employees of the other which comes into its possession during the Engagement and not to use any such information for any purpose other than that for which it was provided. This obligation of confidentiality shall not apply to information which (a) is or becomes public otherwise than through a breach of that obligation (b) is obtained from any third party otherwise than in breach of any duty of confidentiality owed by that third party or (c) is required to be disclosed by order of any court of competent jurisdiction or the requirement of any relevant regulatory body or by any applicable law or regulation nor where disclosure is necessary in connection with the Engagement. The Company acknowledges and accepts that Canaccord or a Canaccord Associate (as defined in Schedule 3) may be required or that it may be appropriate for Canaccord or a Canaccord Associate to disclose information and deliver documentation relating to the Company and the Engagement to governmental or regulatory agencies and authorities and expressly authorises any such disclosure and delivery. All correspondence or documentation written by or contributed to by Canaccord or a Canaccord Associate in relation to the Engagement and in Canaccord’s custody or control will remain the sole property of Canaccord.

The Company acknowledges and accepts that Canaccord may be prohibited from disclosing, or that it may be inappropriate for Canaccord to disclose, information to the Company by reason of law or duties of confidentiality owed to other persons.

Canaccord will not disclose confidential client information outside of the Canaccord Group (as defined in paragraph 8 below) unless required to do so by law or a regulatory authority, to facilitate the business you have asked us to undertake or with your consent.

The information held on the Company and the Directors is confidential and will only be disclosed under the terms of the Data Protection Act 1998 (the “DPA”). By signing this Agreement, the Company and the Directors will be consenting to the transmittal of such information outside of the European Union and the European Economic Area where that is permitted by the DPA.

6.	Approval of Documents

The Company agrees that it will not, and it will procure that none of its officers, directors, employees, representatives and agents from time to time, subsidiaries, holding company (if any) and each of the subsidiaries of such holding company and each of their respective officers, directors, employees, representatives and agents from time to time (together referred to as “Company Associates”) will, publish or permit or procure the publication of any document, statement or communication in connection with or relating to the Engagement without the prior consent of Canaccord such consent not to be unreasonably withheld or delayed. Canaccord will not be responsible for ensuring the truth, accuracy, completeness or fairness of any statement or publications made by or on behalf of the Company or any of its other advisers in connection with the Engagement hereunder, this being the sole responsibility of the Company and its directors. Save where such have been issued or approved by Canaccord, the Company will ensure that every announcement, public statement or document made or published by the Company or any Company Associate or on its behalf relating to the Engagement will comply with all applicable laws and regulations. If for any reason any such document, statement or communication is made without the consent or approval of Canaccord the Company acknowledges that Canaccord will be entitled to publish any documents, statements or communications as it thinks fit in Canaccord’s interests.

7.	Powers of Canaccord

The appointment by the Company of Canaccord in connection with the Engagement confers on Canaccord all powers, authorities and discretion on the Company’s behalf which are necessary for, reasonably incidental to, or customary in the provision of the services to be provided pursuant to the Engagement. The Company hereby agrees to ratify and confirm everything which Canaccord will lawfully and reasonably do in the exercise of any powers, authorities and discretions expressly conferred upon it for the purposes of the Engagement.

8.	Material Interests

Canaccord is part of a group of companies (the “Canaccord Group”). This group is involved in a range of investment and other financial businesses. Canaccord operates as a separate entity within this group, and as such has rules and procedures which prohibit the disclosure of confidential information about its clients to other members of the Canaccord Group for use in their businesses.

The Company accepts that Canaccord, in agreeing to provide services to it, does not require any other member of the Canaccord Group to restrict its activities in any way nor to provide the Company or Canaccord with any information whatsoever about, or derived from, those activities.

So far as Canaccord’s own activities are concerned, potential conflicts may on occasion arise between its duties to the Company and to other of its clients and between its duties to the Company and its own interests. Canaccord has established, as permitted under the rules of The Financial Services Authority, “Chinese Wall” procedures and an independence policy designed to ensure that in providing corporate finance services to any particular client, the individuals are insulated from information known to individuals working in other divisions.

The Company accepts that Canaccord and any member of the Canaccord Group may, for reasons such as are described above, have interests or duties which conflict with the Company’s interests and would otherwise conflict with the duties owed by Canaccord to the Company. Canaccord will be obliged to disregard any such interest when it is acting for the Company. The Company also accepts that, in acting for it, Canaccord will not be required to disclose to it, nor to use for its benefit, any information known to Canaccord which (i) belongs to or is confidential to another client of Canaccord or (ii) belongs to or is confidential to any other member of the Canaccord Group or (iii) which belongs to or is confidential to the Canaccord Group and relates to some other part of its business than the provision of corporate finance services.

9.	Company’s Money

Funds belonging to the Company which come under the custody or control of Canaccord during the provisions of its services hereunder will unless otherwise agreed with the Company be treated by Canaccord as client’s money for the purposes of the Financial Services Authority Client Asset Rules where those Rules require Canaccord to do so.

10.	Authorisation

Except where the Company expressly instructs Canaccord otherwise, Canaccord is entitled to assume that instructions (whether or not in writing and howsoever communicated) have been properly authorised by the Company if they are given or purport to be given by an individual or person who is or purports to be and is reasonably believed by Canaccord to be a director, employee or authorised agent of the Company.

11.	Legal and Regulatory Requirements

The Company undertakes that it has and it will maintain all necessary consents and authorisations required by it for Canaccord to carry out the Engagement. The Company agrees that it will comply and will procure that all Company Associates will comply with all relevant laws and regulations in any relevant jurisdiction in relation to the Engagement applicable to it and them including, in relation to the United Kingdom, if and to the extent so applicable the Companies Acts, the Financial Services and Markets Act 2000, the Public Offers of Securities Regulations 1995, the Criminal Justice Act 1993, the City Code on Takeovers and Mergers, the Substantial Acquisitions Rules, the

instructions of the Panel on Take-overs and Mergers and the Rules and Regulations of the London Stock Exchange (including the AIM Rules).

The Company undertakes to obtain appropriate advice in respect of all laws and regulations which may be applicable to it in the UK or any other jurisdiction in connection with the Engagement and to communicate such advice to Canaccord if it is or may be relevant to the carrying out by Canaccord of its services to the Company.

In carrying out its obligations to the Company pursuant to the Agreement, Canaccord is subject to (as well as the range of applicable laws) a number of rules and regulations and the requirements of a number of regulators. Particular examples are the rules and regulations of the London Stock Exchange, the Panel on Takeovers and Mergers, The Financial Services Authority and the Bank of England. The Company agrees that Canaccord’s duties to it will not restrict Canaccord’s freedom to take all steps which Canaccord considers to be necessary to comply with the laws, rules and regulations applicable to Canaccord.

12.	Conduct of the Engagement

12.1

The Company agrees that it will inform Canaccord in advance of any significant steps which the Company or any of its agents or advisers propose to take in respect of the Engagement and will ensure that Canaccord is fully informed of all material developments which arise during the course of the Engagement. In particular the Company will consult Canaccord before:

(a)

any dealings take place in its securities, or those of any company in relation to which Canaccord is advising the Company, by the Company, or its Directors and employees and to the extent that it becomes aware or should have become aware of any such dealings by its directors or employees (and connected persons within the meaning of section 346 of the Companies Act 1985); or

(b) any other step is taken by the Company or any member of the Group which may have an effect on the terms of, or the conduct of, the Engagement.

12.2

The Company agrees that it will take all such steps, give all such undertakings and do or procure to be done all such things as may be necessary to comply with the requirements of the London Stock Exchange in connection with, or during the course of, the Engagement.

13.	Transactions in Investments

Any transactions in investments undertaken by Canaccord for or on behalf of the Company will be undertaken subject to the Rules of the Financial Services Authority and the rules and customs of the exchange or market and any clearing house on or through which such transactions are undertaken, settled or executed.

14.	Use of Sub-Agents

Canaccord may in providing services to the Company hereunder employ such sub-agents (including any Canaccord Associate as defined in Schedule 3) as it may reasonably determine and on such terms and on such conditions as it may reasonably determine and the fees and expenses of any such sub-agent will be paid or reimbursed by the Company pursuant to paragraph 4 above.

15.	Status of the Company

The Company will be treated by Canaccord as an intermediate customer (as defined by the Rules of the Financial Services Authority) in respect of the Engagement.

16.	Illegality

If any part of the Agreement is or becomes or is declared illegal, invalid or unenforceable for any reason whatsoever by any court of competent jurisdiction, such part will be deemed to be deleted, provided always that if any such deletion substantially affects or alters the commercial basis of these terms and conditions, the parties will negotiate in good faith to amend and modify them as may be necessary or desirable in the circumstances.

17.	Amendments

These terms and conditions are subject to change at any time by Canaccord sending to the Company a written notice describing the relevant change(s) and such change(s) will become effective on the date specified in the notice, which will be on or after the date on which the notice is deemed to be received by the Company. No such change will affect any legal rights or obligations which may have previously accrued to or been incurred by Canaccord or the Company.

18.	Force Majeure

In the event of any failure, interruption or delay in the performance of any person’s obligations hereunder resulting from acts, events or circumstances not reasonably in that person’s control, including, but not limited to, industrial disputes, acts or regulations of any governmental or supranational bodies or authorities, breakdown, failure or malfunction of any telecommunications or computer services, that person will not be liable or have any responsibility of any kind for any loss or damage incurred or suffered by any other person as a result thereof.

19.	Recording of telephone conversations

Canaccord may use voice recording procedures when receiving instructions on orders or when giving advice. Such recordings will be the sole property of Canaccord and will be kept confidential other than to assist in the resolution of any relevant dispute or as required by law or other regulatory authority. In either case, where reasonably practicable, Canaccord will endeavour to give prior notice of such disclosure to the Company.

20.	City directories

Unless advised to the contrary, Canaccord may nominate the Company for inclusion as a client of Canaccord in reputable directories of financial advisory and stockbroking relationships and when requested so to do, the Company agrees to consent to its inclusion therein.

21.	Money Laundering Regulations

21.1

The Company agrees that it will provide to Canaccord such evidence of its identity and that of any Company Associate and any of their respective directors, shareholders, promoters and controllers as Canaccord may reasonably require in order to comply with Canaccord’s obligations under any legislation and regulations against money laundering, terrorism and drug trafficking.

21.2

Canaccord may terminate the Engagement if the Company fails to comply with any of the provisions of paragraph 22.1 and may at any time make such disclosures to any relevant competent authority as Canaccord sees fit as a result of any such failure or otherwise if it suspects that the Company or any other company or person referred to in paragraph 22.1 is involved in money laundering.

SCHEDULE 3 - INDEMNITY

1.

In consideration of the services to be provided by Canaccord in connection with the Engagement the Company (and for the avoidance of doubt not the Directors in their personal capacity) hereby irrevocably agrees with Canaccord for itself and, on the basis that Canaccord shall enjoy an absolute discretion as to the enforcement of any claim under this indemnity, as trustee for each and every Canaccord Associate (as defined in paragraph 5 below) to indemnify and to hold Canaccord and each Canaccord Associate harmless from and against all or any losses, charges, expenses, claims, actions, damages, liabilities, demands or proceedings whatsoever brought or established against Canaccord or any Canaccord Associate by any person, government, governmental agency or regulatory body whatsoever and against all losses, costs, charges, expenses or taxes which Canaccord or any Canaccord Associate may suffer or incur (including but not limited to all such losses, costs, charges or expenses suffered or incurred in (i) responding to, disputing or defending any claim, action, liability, demand or proceedings as aforesaid (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims); (ii) appealing against any judgment, award or decision of any court, tribunal, arbitrator or regulatory or other authority; (iii) connection with any investigation conducted by on or behalf of any authority; (iv) establishing its right to be indemnified pursuant to this paragraph; and (v) in seeking advice as to any claim, action, liability, demand, proceedings or investigation aforesaid) and which in any such case arises, directly or indirectly, out of or in connection with:

1.1

any publication, statement or communication not containing or being alleged not to contain all information required to be stated therein or being alleged to be untrue, inaccurate, incomplete or misleading or as having been made negligently or otherwise without the required standard of skill and care or reasonableness; or

1.2

the provision by Canaccord or any sub-agent appointed by Canaccord of services to the Company or any Company Associate pursuant to the Engagement or otherwise arising by reason of or in connection with the Engagement; or

1.3	any breach by the Company of any of its obligations under, or any of the terms and conditions of, the Agreement; or

1.4	any breach or alleged breach of the laws or regulations of any country including any rule or regulation which does not have the force of law,

and which does not in any such case arise from (i) the finally judicially determined fraud, negligence or wilful default of Canaccord or the Canaccord Associate concerned; or (ii) a material breach by Canaccord or the Canaccord Associate concerned of its duties or obligations under the Engagement, the Financial Services and Markets Act 2000 or the Rules of the Financial Services Authority.

2.

All sums payable to Canaccord or any Canaccord Associate under the Agreement will be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Company will pay such additional amount as will be required to ensure that the net amount received by Canaccord or that Canaccord Associate will equal the full amount which would have been received by it had no such deduction or withholding been made.

3.

If the United Kingdom Inland Revenue or any other taxing authority brings into charge to tax any sum payable to Canaccord or any Canaccord Associate by way of reimbursement pursuant to the Agreement then the amount so payable will be grossed up by such amount as will ensure that after deduction of the tax so chargeable there will be left a sum equal to the amount that would otherwise be payable hereunder as a result of such reimbursement or indemnity.

4.

No claim will be made against Canaccord or any Canaccord Associate to recover any loss or damage which the Company may suffer or incur by reason of the carrying out by Canaccord of its obligations under the Agreement provided that such loss or damage does not arise from the finally judicially determined negligence or wilful default of Canaccord or the Canaccord Associate concerned.

5.	References herein to “Canaccord Associate(s)” are to:

5.1	Canaccord's officers, directors and employees from time to time;

5.2	Canaccord’s subsidiaries and holding companies (if any) and each of the subsidiaries of any such holding companies and each of their respective officers, directors and employees from time to time; and

5.3

(to the extent that they are not included in sub-paragraphs 5.1 and 5.2 of this paragraph 5) persons connected with Canaccord (as such expression is defined in the Rules of The Financial Services Authority) as regards any transaction contemplated by the Engagement.

6.

If Canaccord or any Canaccord Associate receives notice of any claim in connection with the Engagement, Canaccord will, upon becoming aware of the same, insofar as may be consistent with the terms of any relevant insurance policy, and provided that any action taken as hereafter mentioned will not in Canaccord’s view be (i) prejudicial to any obligation of confidentiality or other legal obligation which Canaccord or any Canaccord Associate owes to any third party; or (ii) against the best interests of any Canaccord Associate give written notice to the Company and subject to Canaccord and all Canaccord Associates being indemnified to Canaccord’s reasonable satisfaction against all liabilities, losses, costs and expenses which might be incurred as a result of taking such action as hereafter mentioned, Canaccord will, and so far as it is able procure that each Canaccord Associate will, give such information in relation to the claim, fact or circumstance as the Company may reasonably request and (insofar as is practicable in the circumstances) will consult with and have regard to the Company’s views expressed in writing in relation thereto.

7.

This indemnity is in addition to any rights which Canaccord or any Canaccord Associate may have by virtue of any other existing or future deed or document or at common law, statute or otherwise including, but not limited to, any right of contribution.

8.

This indemnity will be governed by and construed in accordance with the laws of England and the Company irrevocably submits to the exclusive jurisdiction of the English courts in connection with any matter arising therefrom.

SCHEDULE 4 - THE OFFERING

Issuer:	Kirkland Lake Gold Inc. (the “Company”).

Agent:	Canaccord Capital (Europe) Limited.

Offering:	Placing of New Common Shares, by way of an Institutional Placing.

Amount:	Up to £10 million on a reasonable endeavours basis, or such other amount as agreed between the Company and the Agent.

Price:	In the context of the market, as mutually agreed by the Company and the Agent.

Jurisdiction:	Sales to European investors, under applicable regulations.

Admission:

The Common Shares of the Company are currently listed on the Toronto Stock Exchange in Canada (TSX : KLG). Prior to the Offering, the Company intends to admit its shares to trading on the Alternative Investment Market, subject to approval by the London Stock Exchange.

Commission:

The Company will pay cash commission of 6.0 per cent. on the gross proceeds of the Offering, payable on Closing. The Agent will be entitled to broker warrants equal to 5 per cent. of the securities of the Company sold pursuant to the Offering. Each broker warrant will entitle the holder to acquire one common share of the Company at the Offering price for a period of 18 months from Closing.

Use of Proceeds:	The proceeds will be used, inter alia, to provide working capital for the Company.

Syndicate:

As mutually agreed by the Company and Canaccord, additional placing agents may be invited to participate in a syndicate to place shares in the Company pursuant to the Offering. In the event of a syndicate being formed Canaccord will not be required to allocate more than 25 per cent. of the shares to be placed to syndicate members.

Closing Date:	31 July 2004 or such other date as mutually agreed by the Company and the Agent.

Signed by	)
duly authorised for and on behalf of	)
CANACCORD CAPITAL (EUROPE) LIMITED	)	………………………………

EXECUTED and DELIVERED	)
as a DEED by KIRKLAND LAKE GOLD INC.	)
acting by its duly authorised signatories:	)	………………………………
Title:

………………………………
Title:

………………………………
Signed by D Harry W Dobson

………………………………
Signed by Brian A Hinchcliffe

………………………………
Signed by Brian E Bayley

………………………………
Signed by S Paul Kostuik

………………………………
Signed by George A Milton

………………………………
Signed by A Murray Sinclair